RESTRUCTURING AGREEMENT

THIS RESTRUCTURING AGREEMENT (the “Agreement”) is made this 29th day of July, 2015, (“Effective Date”) by and among Northern Comstock LLC (“Northern Comstock”) and Comstock Mining Inc., as a member of Northern Comstock (“Comstock Mining”), DWC Resources Inc., as a member of Northern Comstock (“DWC”), The InterGroup Corporation, a shareholder of Comstock Mining (“InterGroup”), Santa Fe Financial Corporation, a shareholder of Comstock Mining and subsidiary of InterGroup (“Santa Fe”), Portsmouth Square, Inc., a shareholder of Comstock Mining and subsidiary of Santa Fe (“Portsmouth”), and John V. Winfield, as a member and manager of Northern Comstock (“Winfield,” and together with Northern Comstock, Comstock Mining, DWC, InterGroup, Portsmouth and Sante Fe, the “Parties”).

WHEREAS, Northern Comstock, InterGroup, Santa Fe, Portsmouth and Winfield are holders of outstanding shares of 7 ½% Series A-1 Convertible Preferred Stock of Comstock Mining (“Series A-1”); and

WHEREAS, Comstock Mining has also issued and outstanding shares of 7 ½% Series A-2 Convertible Preferred Stock (“Series A-2”) and 7 ½% Series B Convertible Preferred Stock (“Series B,” and together with the Series A-1 and Series A-2, the “Shares”); and

WHEREAS, the rights of the holders of the Shares are governed by the certificates of designation of rights, preferences, rights and limitations filed with the Secretary of State of the State of Nevada on or about October 20, 2010 (the “Charters”); and

WHEREAS, on October 19, 2010, Comstock Mining entered into an operating agreement (the “Operating Agreement”) to form Northern Comstock with Winfield and DWC, pursuant to which Comstock Mining obtained rights relating to certain property formerly owned by DWC in Storey County, Nevada (the “DWC Property”) and two groups of properties formerly leased by Winfield in Storey County, Nevada from the Sutro Tunnel Company (the “Sutro Property”) and Virginia City Ventures (the “VCV Property,” and together with the DWC Property and the Sutro Property, the “Land”) in exchange for annual capital contributions in the amount of $862,500, in the form of Series A-1 or cash that on each anniversary of the Operating Agreement, up to and including the thirty-ninth (39th) anniversary, of which thirty-six (36) installments valued at $31.05 million remain to be paid; and

WHEREAS, in order to: (i) create a simpler, more efficient, effective and liquid capital structure for Comstock Mining, that is more typical of similar companies, more attractive to value investors and better positioned to enhance the value of Comstock Mining for all shareholders; (ii) to reduce the remaining obligations of Comstock Mining under the Operating Agreement; (iii) eliminate the additional dilution caused by dividends payable on the Shares; (iv) strengthen Comstock Mining’s balance sheet; (v) enhance the overall quality of governance by increasing the industry experience, increasing the number of independent Board members, eliminating the special voting and representation rights associated with the Series A-1; and (vi) position Comstock Mining to capitalize on near term industry and business opportunities; Comstock Mining has determined to: (x) propose a revision to the Charters that would cause all outstanding Shares to automatically convert (the “Conversion”) into $0.000666 par value, per share, common stock of Comstock Mining (the “Common Stock”) at the Conversion Price set forth in Section 6(d) of the Charters; (y) eliminate the special voting rights and Board representation rights associated with the Series A-1; and (z) reduce Comstock Mining's remaining capital contributions under the Operating Agreement and, under certain circumstances, permit the form of such capital contributions to include contributions made in the form of common shares, $0.000666 par value, per share ("Common Shares"), of Comstock Mining, subject to the terms and conditions hereof; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and for the mutual promises hereinafter set forth, the Parties agree as follows:

1.
Consent to Conversion. Each of Northern Comstock, InterGroup, Santa Fe, Portsmouth, DWC and Winfield hereby agrees to execute and deliver a consent to the Conversion, substantially in the form attached hereto as Exhibit A attached hereto. Each of Northern Comstock, InterGroup, Santa Fe, Portsmouth, DWC and Winfield hereby agrees and acknowledges that after giving effect to the Conversion, the Winfield Group (as defined in the Charters) shall have no further special voting rights or Board representation rights.

2.
Amendments Related to the Land. Each of DWC, Winfield and Comstock Mining agrees to execute and deliver the First Amendment to the Operating Agreement in the form attached hereto as Exhibit B (the "Amendment"). The obligation of DWC, Winfield and Comstock Mining to enter into the Amendment shall be conditioned on the receipt of the requisite approval of the Conversion.

3.
Entire Agreement. This Agreement together with any exhibits or attachments contains all of the terms and provisions of the Parties’ agreement and supersedes all other agreements or understandings between the Parties. Any prior or contemporaneous agreements, promises, negotiations or representations, either oral or written, relating to the subject matter of this Agreement, not expressly set forth herein, are of no force.

4.
Successors and Assigns. Each of the Parties hereby agrees that this Agreement shall be binding upon them and upon their respective agents, employees, heirs, executors, administrators, successors in interest and assigns.

5.
Governing Law; Forum Selection. This Agreement shall be governed by the laws of the State of Nevada without regard to any choice of law provisions. Any controversy, claim or dispute of whatever nature arising between the parties, including those arising out of or relating to any agreement between the parties or the breach, termination, enforceability, scope or validity thereof, whether such claim existed prior to or arises on or after the Effective Date, shall be adjudicated in a state or federal court in the City of New York, in the State of New York, USA. The prevailing party in such dispute shall be entitled to recover all reasonable fees and expenses including, without limitation, reasonable attorneys’ fees and expenses incurred in connection therewith.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

By: /s/ John V. Winfield
Name: John V. Winfield

NORTHERN COMSTOCK LLC

By: /s/ John V. Winfield
Name: John V. Winfield
Title: Manager

THE INTERGROUP CORPORATION

By: /s/ John V. Winfield
Name: John V. Winfield
Title: Chairman

PORTSMOUTH SQUARE, INC.

By: /s/ John V. Winfield
Name: John V. Winfield
Title: Chairman

SANTA FE FINANCIAL CORPORATION

By: /s/ John V. Winfield
Name: John V. Winfield
Title: Chairman

DWC RESOURCES, INC.

By: /s/ John V. Winfield
Name: John V. Winfield
Title: Chairman

COMSTOCK MINING INC.

By: /s/ Corrado De Gasperis
Name: Corrado De Gasperis
Title: Chief Executive Officer

Exhibit A

Form of Conversion Consent

Notice of Proposed Amendments and Consent Solicitation
COMSTOCK MINING INC.
P.O. Box 1118
Virginia City, NV 89440

You are receiving this notice because you are a holder of outstanding shares of 7 ½% Series A-1 Convertible Preferred Stock (“Series A-1”), 7 ½% Series A-2 Convertible Preferred Stock (“Series A-2”) and/or 7 ½% Series B Convertible Preferred Stock (“Series B,” and together with the Series A-1 and Series A-2, the “Shares”) issued by Comstock Mining Inc. (the “Company”).
Your rights as a holder of the Shares are governed by the certificates of designation of rights, preferences, rights and limitations filed with the Secretary of State of the State of Nevada on or about October 20, 2010 (the “Charters”).
In order to simplify the Company’s capital structure and achieve other strategic objectives of the Company (as more fully described below), the Company has determined to propose a revision to the Charters that would cause all outstanding Shares to automatically convert into $0.000666 par value, per share, common stock of the Company (the “Common Stock”) at the Conversion Price set forth in Section 6(d) of the Charters.
In connection with the proposed amendments to the Charters, the Company has determined to make a one-time payment of 127 shares of Common Stock per Share converted. All shares of Common Stock will be delivered by the same method that dividend share payments are presently made.
Consistent with its intentions to simplify the capital structure, the Company has entered into a Restructuring Agreement (the “Restructuring Agreement”) on July 29, 2015, with Northern Comstock LLC (“Northern Comstock”), the members of Northern Comstock and other entities affiliated with our Chairman and largest shareholder, John V. Winfield. Pursuant to the Restructuring Agreement, the Company’s shareholders party thereto agreed to consent to the proposed amendments to the Charters thereby eliminating the special voting rights and Board representation rights associated with the Series A-1 and the Company and the other members of Northern Comstock have agreed to amend the terms of the operating agreement for Northern Comstock (the "Operating Agreement") to reduce the Company's remaining capital contributions and, under certain circumstances, permit such capital contributions to be made in the form of Common Stock. The foregoing description of the Restructuring Agreement does not purport to be complete and is qualified in its entirety by the full text of the Restructuring Agreement, which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities Exchange Commission on July 29, 2015, and is incorporated herein by reference.
The purpose and strategic objectives of the revisions to the Charters and the amendments to the Operating Agreement are to : (i) create a simpler, more efficient, effective and liquid capital structure for the Company, that is more typical of similar companies, more attractive to value investors and better positioned to enhance the value of the Company for all shareholders; (ii) reduce the Company's remaining obligations under the Operating Agreement; (iii) eliminate the dilution caused by dividends payable on the Shares; (iv) strengthen the Company’s balance sheet; (v) enhance the overall quality of governance by increasing the industry experience, enhancing the independence of all Board members, eliminating the special voting and representation rights associated with the Series A-1; and (vi) position the Company to capitalize on near term industry and business opportunities.
Pursuant to Section 8(a)(vi) of the Charters, the affirmative vote of the holders of a majority of the then outstanding Shares (which shall, as long as the Winfield Group (as defined in the Charters) still holds at least 25% of the Shares that were originally issued, include the Winfield Group) is required to amend the Company’s certificate of incorporation, by-laws or the certificate of designation of any of the Shares in any manner that materially affects any of the rights, preferences or privileges of the holders of such Shares. A majority of the holders of the Shares, including the Winfield Group, have indicated their intention to authorize the amendments described in this notice.
In order to revise the Charters to cause all outstanding Shares to automatically convert into Common Stock at the Conversion Price set forth in Section 6(d) of the Charters, the Section 6(b) of each of the Charters shall be amended and restated as follows:
“Automatic Conversion. Notwithstanding any provision contained herein to the contrary, if: (i) the Corporation shall have received written authorization from the holders of a majority of the then outstanding Parity Securities (including the Winfield Group) to amend this Certificate of Designation; and (ii) the Corporation shall have provided instructions to its transfer agent to deliver a special dividend of 127 shares of Common Stock per share of the Parity Securities to each holder thereof, then all outstanding shares of Parity Securities shall automatically be converted into shares of Common Stock, based on the then-effective Conversion Price. Each Holder shall deliver the certificate(s) representing all of its shares of Parity Securities to the Corporation in accordance with a letter of transmittal or other instructions provided by the Corporation. Shares of Parity Securities converted into Common Stock pursuant to this Section 6(b) shall be canceled and shall not be reissued. Not later than ten (10) Trading Days after receipt of each Holder’s shares of Parity Securities, the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the Conversion Shares which shall be free of restrictive legends and trading restrictions or, if an account is designated by such Holder, Conversion Shares delivered electronically through the Depository Trust Company or another established clearing corporation performing similar functions.”
The revision to the Charters, described above, will be approved by written consent if holders holding a majority of the Shares submit written consents in favor of such actions on or prior to August 26, 2015. There will be no shareholders’ meeting to vote, and instead the Company is requesting that you fill out and return the consent card attached to this notice to indicate your vote with respect to such revisions.
Consents will be tabulated by the Company. The enclosed consent, if executed and returned, will be counted as set forth as directed in the consent. YOUR CONSENT IS IRREVOCABLE.
There are no rights of appraisal or similar rights of dissenters with respect to the matter to be voted upon pursuant to this consent solicitation.
By the order of the Board of Directors

/s/ Corrado De Gasperis
Corrado De Gasperis
President, CEO and Director
Virginia City, Nevada
July 29, 2015

PLEASE BE ASSURED THAT YOUR CONSENT IS IMPORTANT. TO ENSURE THAT YOUR CONSENT WILL BE COUNTED TOWARD THE NUMBER OF SHARES NECESSARY FOR MAJORITY CONSENT, PLEASE SIGN THE ENCLOSED CONSENT FORM AND RETURN TO THE COMPANY VIA THE INSTRUCTIONS SET FORTH ON THE CONSENT FORM NO LATER THAN AUGUST 26, 2015.

COMSTOCK MINING INC.
P.O. Box 1118
Virginia City, Nevada 89440

CONSENT CARD FOR
THE WRITTEN CONSENT IN LIEU OF A
SPECIAL MEETING OF PREFERRED STOCKHOLDERS OF
COMSTOCK MINING INC.

The undersigned, a preferred stockholder of Comstock Mining Inc., a Nevada corporation (the “Corporation”), do hereby consent to the implementation of the following resolutions, in lieu of a special Meeting of the Shareholders of the Corporation, to have the same full force and effect as if passed at a special meeting of the preferred stockholders of the Corporation. To either consent, not consent or abstain on the issue, please fill out the Consent Card and return it to the Corporation pursuant to the instructions set forth. Note that you must indicate your approval/disapproval/abstention for the matter to be passed upon by only checking ONE box. If you do not check a box or do not sign and return this Consent Card, your shares will not be voted FOR the resolutions.

Please fill out and sign this card promptly and return to the Corporation via regular mail at P.O. Box 1118, Virginia City, Nevada 89440, Attention: Investor Relations or via email at shipley@comstockmining.com.

Proposed Resolutions:

IT IS RESOLVED, that Section 6(b) of each Certificate of Designations of Preferences, Rights and Limitations, filed with the Secretary of State of the State of Nevada on or about October 20, 2010, as an amendment to Articles of Incorporation of the Corporation is hereby amended to read as follows:

“Automatic Conversion. Notwithstanding any provision contained herein to the contrary, if: (i) the Corporation shall have received written authorization from the holders of a majority of the then outstanding Parity Securities (including the Winfield Group) to amend this Certificate of Designation; and (ii) the Corporation shall have provided instructions to its transfer agent to deliver a special dividend of 127 shares of Common Stock per share of the Parity Securities to each holder thereof, then all outstanding shares of Parity Securities shall automatically be converted into shares of Common Stock, based on the then-effective Conversion Price. Each Holder shall deliver the certificate(s) representing all of its shares of Parity Securities to the Corporation in accordance with a letter of transmittal or other instructions provided by the Corporation. Shares of Parity Securities converted into Common Stock pursuant to this Section 6(b) shall be canceled and shall not be reissued. Not later than ten (10) Trading Days after receipt of each Holder’s shares of Parity Securities, the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the Conversion Shares which shall be free of restrictive legends and trading restrictions or, if an account is designated by such Holder, Conversion Shares delivered electronically through the Depository Trust Company or another established clearing corporation performing similar functions.”
FURTHER IT IS RESOLVED, that the officers of the Corporation hereby are, and each of them hereby is, authorized to execute and deliver any documents and take any actions necessary to comply with the terms and intent of the foregoing resolution and to consummate the transactions contemplated thereby. This consent may be executed in counterparts all of which taken together shall constitute one original consent.
Indicate vote by checkmark below:

Yes	No	Abstain
□	□	□

IN WITNESS WHEREOF, the undersigned have executed this Written Consent as of this __ day of ______________, 2015.

Signature
Name of Stockholder
Title (if applicable)
Address City, State, Zip Code, Country (for cash payment)
E Mail Address
Telephone Number
Number of Preferred Shares Owned
Custodian Account Information for Conversion Shares (if shares are to be delivered electronically)

Exhibit B

Form of First Amendment to Operating Agreement

Northern Comstock LLC
FIRST AMENDMENT TO THE LIMITED LIABILITY COMPANY OPERATING AGREEMENT
FIRST AMENDMENT TO THE LIMITED LIABILITY COMPANY OPERATING AGREEMENT dated as of [_], 2015 among the undersigned signatories hereto.
W I T N E S S E T H:
WHEREAS, a Certificate of Formation was filed with the Secretary of State of the State of Nevada for the purpose of forming the limited liability company governed hereby under Chapter 86 of the Nevada Revised Statutes Act and such Certificate of Formation became effective; and
WHEREAS, the name of such limited liability company is Northern Comstock LLC; and
WHEREAS, the undersigned constitute all of the members of such limited liability company and executed and delivered that certain limited liability company operating agreement dated as of October 19, 2010 to govern the affairs of such limited liability company (the “Original Agreement”), which the undersigned hereby desire to amend certain provisions of the Original Agreement.
NOW, THEREFORE, in consideration of the premises, representations and warranties and the mutual covenants and set forth herein and other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:
Section 1. Amendments to Section 3.1. Section 3.1 of the Original Agreement is hereby amended and restated in its entirety as follows:
"3.1 Previous Capital Contributions. Prior to the date hereof, each of the Initial Members have contributed the real property rights or capital stock to the capital of the Company as set forth on Schedule A opposite its name in consideration for its Ownership Interest."
Section 2. Amendments to Section 3.2. Section 3.2 of the Original Agreement is hereby amended and restated in its entirety as follows:
"3.2 Additional Capital Contributions.

(a)	Subject to Section 3.2(b), Comstock Mining shall make cash Capital Contributions to the Company in the amount and on the dates indicated on the table set forth below.

Capital Contribution Amount	Capital Contribution Date
$812,500	August 28, 2016
$812,500	August 28, 2017
$812,500	August 28, 2018
$812,500	August 29, 2019
$812,500	August 28, 2020
$812,500	August 28, 2021
$812,500	August 28, 2022
$812,500	August 28, 2023
$812,500	August 28, 2024
$812,500	August 28, 2025
$812,500	August 28, 2026
$812,500	August 28, 2027

(b)
Notwithstanding Section 3.2(a), at any time that Comstock Mining’s cash and cash equivalents are less than Twelve Million Five Hundred Thousand Dollars ($12,500,000) (such occurrence, a “Liquidity Threshold Event”), then Comstock Mining shall notify the Company that a Liquidity Threshold Event has occurred and at any time that a Liquidity Threshold Event has occurred and is occurring, Comstock Mining shall have the option in its discretion to make any accelerated Capital Contributions in the form of shares of $0.000666 par value, per share common stock, of Comstock Mining ("Common Stock"), the number of shares to be calculated by dividing the amount of the Capital Contribution to be made, by the closing price of the Common Stock on its primary trading market on the date prior to such Capital Contribution. Notwithstanding Section 3.2(a), at the initial time that Comstock Mining’s cash and cash equivalents are greater than Twelve Million Five Hundred Thousand Dollars ($12,500,000) (such occurrence, a “Liquidity Surplus Event”), then Comstock Mining shall notify the Company that a Liquidity Surplus Event has occurred and within five (5) business days of delivering such notice, Comstock Mining agrees to make a one-time payment equal to One Million Six Hundred Twenty Five Thousand ($1,625,000), with such Capital Contribution being applied against the scheduled Capital Contributions in reverse order. For the sake of clarity, the right such Capital Contribution is a one-time right. Notwithstanding Section 3.2(a), Comstock Mining shall have the option to prepay such Capital Contributions from time to time or at any time without any penalty. Notwithstanding Section 3.2(a), to the extent production has commenced on DWC Property or Leased Property, then Comstock Mining agrees to accelerate Capital Contributions by making accelerated payments (the amount of the accelerated payment is determined as equal to 3% of Net Smelter Returns with respect to the ore producing Property, with such Capital Contributions being applied against the scheduled Capital Contributions in reverse order. For purposes of clarity, this is not an additional payment nor a royalty payment, but a mechanism to accelerate and prepay the existing capital obligation without interest or penalty. Except as provided in this Section 3.2, no Member shall be permitted to make any additional Capital Contributions to the Company without the prior written consent of all Members."

Section 3. Amendments to Section 5.1(a). Section 5.1(a) is hereby amended and restated in its entirety as follows:

"5.1 Allocations of Net Income and Net Losses.
"(a) Subject to Section 5.1(b), the Net Income and Net Losses of the Company for each Fiscal Year will be allocated to Comstock Mining."
Section 4. Amendments to Section 5.2. Section 5.2 of the Original Agreement is hereby amended and restated in its entirety as follows:
"5.2 Distributions; Record Dates.
(a) To the extent the Company holds Common Stock, and subject to Section 5.3, the Company shall make:
(i) to DWC on October 20, 2016 and on each anniversary of such date thereafter (each such date a “Yearly Distribution Date”), a distribution of fifty-eight percent (58%) of shares of Common Stock then held by the Company; provided, that prior to October 20, 2025, the Company shall not make such distribution unless DWC shall deliver written notice to the Company at least sixty (60) days prior to such Yearly Distribution Date requesting that such shares be distributed; and
(ii) to Winfield on each Yearly Distribution Date, a distribution of forty-two percent (42%) of shares of Common Stock then held by the Company; provided, that prior to October 20, 2025, the Company shall not make such distribution unless Winfield shall deliver written notice to the Company at least sixty (60) days prior to such Yearly Distribution Date requesting that such shares be distributed.
(b) For as long as the Company shall exist, the Company shall make to Comstock Mining (or its permitted Assigns), a distribution of the cash flows on the Minerals Produced from the DWC Property and the Sutro Property and all cash flows on the Minerals Produced from the VCV Property.
Distributions made pursuant to Section 5.2(b) shall be made no later than thirty (30) days after receipt of payment from the smelter or other purchaser; provided, that upon request by Comstock Mining (or its respective Assigns), the Company shall give a written instruction to the smelter, refinery or other purchaser that such distributions are to be paid directly to Comstock Mining (or its Assigns) from the sums payable to the Company. If Comstock Mining shall Assign less than all of its Ownership Interests to another Person in accordance with this Agreement, distributions made pursuant to Section 5.2(b) shall be prorated between or among Comstock Mining and its Assign(s) in proportion to the respective Capital Accounts of Comstock Mining and its Assign(s) (or as otherwise agreed to by Comstock Mining and its Assigns). All payments shall be accompanied by a statement explaining the manner in which the payment was calculated, including a determination of weights and values of the Minerals Produced.
(c) Except as provided in Section 5.2(b) or Article 10, without the prior written consent of each Member, the Company shall not be permitted, and none of the Manager(s), any Managing Director or any other Person shall cause the Company, to make any distributions of cash or any other property of the Company to the Members except for distributions in the form of Common Stock or cash. To the extent deemed to be necessary or appropriate by the Manager, the Manager may fix a record date for the determination of Members entitled to receive any such distribution."

Section 5. Insertion of New Section 5.5. The following new Section 5.5 is hereby inserted in its entirety as follows:
"5.5 Special Redemption Right. Commencing on August 28, 2027 (or the date of Comstock Mining’s last capital contribution pursuant to Section 3.2(a), if earlier) and thereafter, in exchange for a one-time payment of one-thousand dollars ($1,000), the Company shall have the right, but not the obligation, to redeem all of the then owned Ownership Interests of each of Winfield and DWC at any time.
IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the day and year first above written.

COMSTOCK MINING INC.

By:	/s/ Corrado De Gasperis
Name: Corrado De Gasperis Title: Chief Executive Officer

DWC RESOURCES, INC.

By:	/s/ John V. Winfield
Name: John V. Winfield Title: Chairman

/s/ John V. Winfield
JOHN V. WINFIELD

SCHEDULE A

Capital Contribution Table

Member                        Contribution

DWC Resources, Inc.	The property described in Exhibit A contributed on October 19, 2010. (Fair Market Value = $7,656,000)

John V. Winfield	The rights of the “Lessee” under the Leases attached hereto as Exhibit B and Exhibit C contributed on October 19, 2010. (Fair Market Value = $5,544,000)

Comstock Mining Inc.
3,450 shares of 7 ½% Series A-1 Convertible Preferred Stock contributed in four increments on October 20, 2010, October 20, 2011, October 20, 2012 and October 20, 2013. (Fair Market Value = $3,450,000)